Exhibit 10.6

EQT MIDSTREAM SERVICES, LLC

PHANTOM  UNIT  AWARD  AGREEMENT

Non-transferable

G R A N T  T O

(“Grantee”)

by EQT Midstream Services, LLC (the “Company”) of Phantom Units, representing the right to receive, on a one-for-one basis, common units of limited partner interests (“Common Units”) in EQT Midstream Partners, LP (“EQM”), of which the Company serves as general partner.  The Phantom Units are granted pursuant to and subject to the provisions of the EQT Midstream Services, LLC 2012 Long-Term Incentive Plan, as amended (the “EQM Plan”), and to the terms and conditions set forth on the following pages of this award agreement (this “Agreement”).

The original number of Phantom Units subject to this award is                          (as more fully described herein, the “Original Award”).

By accepting this award, Grantee shall be deemed to have agreed to the terms and conditions of this Agreement and the EQM Plan.

IN WITNESS WHEREOF, EQT Midstream Services, LLC, acting by and through its Board of Directors, has caused this Agreement to be executed as of the grant date indicated below (the “Grant Date”).

EQT MIDSTREAM SERVICES, LLC	Grant Date: , 2012

Jonathan M. Lushko
For the Board of Directors

TERMS AND CONDITIONS

1.                                       Defined Terms.  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the EQM Plan.  In addition, and notwithstanding any contrary definition in the EQM Plan, for purposes of this Agreement:

(a)                “Conversion Date” is defined in Section 4 of this Agreement.

(b)               “Original Award” means the number of Phantom Units indicated on the cover page hereof as being the Original Award.

(c)                “Phantom Unit” means a fully vested Phantom Unit granted under Section 6.05 of the EQM Plan, which represents the right to receive one Common Unit on a designated future date.

(d)               “Separation from Service” means “separation from service” as defined on Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition).

2.                                       General.  The Phantom Units have been credited to a bookkeeping account on behalf of Grantee and do not represent actual Common Units.  Grantee shall have no right to exchange the Phantom Units for cash, property, or any other benefit and shall be a mere unsecured creditor of the Company with respect to such Phantom Units and any future rights to benefits.

3.                                       Distribution Equivalents.  If and when distributions are paid with respect to the Common Units while the Phantom Units are outstanding, the dollar amount or fair market value of such distributions with respect to the number of Common Units then underlying the Phantom Units shall be converted into additional Phantom Units in Grantee’s name, based on the Fair Market Value of the Common Units as of the date such distribution payment date, and such additional Phantom Units shall be subject to the same restrictions and conditions as apply to the Phantom Units with respect to which they relate.

4.                                       Vesting of Phantom Units and Conversion to Common Units.  Grantee is fully vested in the Original Award and shall be fully vested in any additional Phantom Units accumulated pursuant to Section 3 of the Agreement at the time such additional Phantom Units are credited to Grantee’s account.  The Phantom Units shall be converted to actual Common Units, on one-for-one basis (rounded to the nearest whole Common Unit), on the date of Grantee’s Separation from Service as a director of the Company (the “Conversion Date”).  Such Common Units will be registered on the books of EQM in Grantee’s name (or Grantee’s Beneficiary in the case of death) as of the Conversion Date.

5.                                       Restrictions on Transfer and Pledge.  No right or interest of Grantee in the Phantom Units may be pledged, encumbered, or hypothecated or be made subject to any lien, obligation, or liability of Grantee to any other party other than the Company or an Affiliate.  Except as provided in the EQM Plan, the Phantom Units may not be sold, assigned, transferred or otherwise disposed of by Grantee other than by will or the laws of descent and distribution.  The designation of a beneficiary shall not constitute a transfer.

6.                                       Limitation of Rights.  The Phantom Units do not confer to Grantee or Grantee’s beneficiary, executors or administrators any rights of a unitholder of EQM until Common Units are issued to Grantee upon settlement of the Phantom Units.  Grantee shall not have voting or any other rights as a unitholder of EQM with respect to the Phantom Units.  Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee’s service as a director of the

Company at any time, nor confer upon Grantee any right to continue in the service of the Company or any Affiliate in any capacity.

7.                                       EQM Plan Controls.  This Agreement and Grantee’s rights hereunder are subject to all the terms and conditions of the EQM Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the EQM Plan.  It is expressly understood that the Committee is authorized to interpret and administer the EQM Plan and this Agreement, and to make all decisions and determinations as it may deem necessary or advisable for the administration thereof, all of which shall be final and binding upon Grantee and the Company.  In the event of any actual or alleged conflict between the provisions of the EQM Plan and the provisions of this Agreement, the provisions of the EQM Plan shall be controlling and determinative.

8.                                       Amendment.  Subject to the terms of the EQM Plan, this Agreement may be modified or amended by the Committee; provided that no such amendment shall materially and adversely affect the rights of Grantee hereunder without the consent of Grantee.  Notwithstanding the foregoing, Grantee hereby expressly agrees to any amendment to the EQM Plan and this Agreement to the extent necessary to comply with applicable law or changes to applicable law (including, but not limited to, Code Section 409A) and related regulations or other guidance and federal securities laws.

9.                                       Successor.  All obligations of the Company under the EQM Plan and this Agreement, with respect to the Phantom Units, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

10.                                 Notice.  Except as may be otherwise provided by the EQM Plan or determined by the Committee and communicated to Grantee, notices and communications hereunder must be in writing and shall be deemed sufficiently given if either hand-delivered or if sent by fax or overnight courier, or by postage paid first class mail.  Notices sent by mail shall be deemed received five business days after mailed, but in no event later than the date of actual receipt.  Notices shall be directed, if to Grantee, at Grantee’s address indicated by the Company’s records or, if to the Company, at the Company’s principal executive office, Attention:  Corporate Secretary.

11.                                 Tax Consequences to Grantee.  It is intended that until the Phantom Units are converted to Common Units, Grantee shall have merely an unfunded, unsecured promise to receive such Common Units, and such unfunded promise shall not consist of a transfer of “property” within the meaning of Code Section 83.

12.                                 Code Section 409A.

(a)                General.  This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable regulations.

(b)               Permitted Acceleration.  The Company shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. Section 1.409A-3(j)(4) to Grantee of deferred amounts, provided that such distribution meets the requirements of Treas. Reg. Section 1.409A-3(j)(4).

13.                                 Plan and Company Information.  Copies of the EQM Plan and EQM Plan Prospectus are available on BoardVantage in the “Directors Resource Book” folder.  Please refer to “Director Compensation and

Benefits” under “Table of Contents” for direct links to these documents.  Copies of EQM’s Registration Statement on Form S-1 and, once filed, its most recent Annual Report on Form 10-K can be found at www.eqtmidstreampartners.com by clicking on the “Investors” link on the main page and then “SEC Filings.”  Paper copies of such documents are available upon request made to the Company’s Corporate Secretary.